EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85380, 333-30591 and 333-109478) pertaining to the 1997 Stock Option Plan/Stock Issuance Plan and the Employee Stock Purchase Plan of Vista Medical Technologies, Inc. of our report dated September 22, 2004, with respect to the consolidated financial statements and schedule of Vista Medical Technologies, Inc. included in Amendment No. 2 to its Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts
September 22, 2004